Exhibit 2.1

MORGAN STANLEY SMITH BARNEY LLC AS SPONSOR/DEPOSITOR AND PRINCIPAL UNDERWRITER OF MORGAN STANLEY PORTFOLIOS UNIT INVESTMENT TRUSTS

June 28, 2022

I. Statement of Principles: Pursuant to Section 17j-1 of the Investment Company Act of 1940 (“ICA”)(1) and other relevant federal securities laws(2), this Code of Ethics (“Code”) applies to the Morgan Stanley Portfolios series of unit investment trusts (“MSP UITs”). The MSP UITs are sponsored and underwritten by Morgan Stanley Smith Barney LLC (“Morgan Stanley” or “Covered Entity”) to establish professional conduct standards for persons whose responsibilities include making, participating or obtaining information regarding the purchase (or sale) for the MSP UITs (“Access Persons”). Accordingly, Access Persons must adhere to the Code’s provisions in addition to other relevant Code of Ethics or policies to which they may be subject. While the Code is designed to address both identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. The Code’s purpose therefore is to:

•                  Minimize existing or potential conflicts of interests between employees of the Covered Entity, and investors in the MSP UITs;

•                  Furnish policies and procedures consistent with applicable federal securities law and regulations thereof, including Section 17j-1 under the ICA, FINRA rules and by-laws; and

•                  Prevent fraudulent or manipulative practices concerning purchases or sales of securities held or to be acquired by unitholders (“Holders”) of the MSP UITs.

Personnel of the Covered Entity (including non-Access persons) must:

•                  Protect the confidentiality of portfolio holdings;

•                  Not take inappropriate advantage of any position of employment;

•                  Not act upon non-public information; and

•                  Fulfill fiduciary obligations.

The personal securities transactions by Access Persons shall adhere to the requirements of this Code and shall be conducted in such a manner as to avoid any actual, potential or appearance of a conflict of interest. Access Persons must act in accordance with the highest professional conduct standards and, in doing so, never compromise the trust and responsibilities attendant to his/her position. In this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

As a matter of law, and of this Code, no Access Person or Morgan Stanley employee must ever discuss or disseminate or effect personal securities transactions while in possession of material, nonpublic information about the Covered Entity, or the market for any securities or commodities, even if the employee has satisfied all other Code requirements. Should the need arise, the Wealth Management Compliance Department (“Compliance Department”) will, notify employees who are deemed to be in possession of material non-public information that they are restricted from trading certain securities for a period of time determined by the Compliance Department.

As a Morgan Stanley employee, you are already subject (or may be depending upon your position) to several policies that explain your obligations to Clients, the Covered Entity and the public. These policies

(1) Section 17j-1 of the Investment Company Act of 1940 governs the personal investment activities of investment company personnel, defines “Access Persons,” and requires adoption and approval of a Code of Ethics for the Fund (of which a Unit Investment Trust is included).

(2) The reference to federal securities laws is intended to encompass, among other things, any and all applicable regulations under Title 12 (Banks and Banking) of the U.S. Code and Investment Adviser Act of 1940.

are included in the Code of Conduct, Compliance Manuals and Stand-alone Policies(3). Policies in the areas listed below have particular relevance to your activities regarding the MSP UITs:

•                  Conflicts of Interest;

•                  Outside Business Activities;

•                  Gifts and Entertainment;

•                  Confidential or Material Non-Public Information;

•                  Employee Trading;

•                  Private Investments

•                  Marketing and Promotional Activities;

•                  Political Contributions and Activities(including “Pay-to-Play”);

•                  Cash and Non-Cash Compensation; and

•                  Market Timing.

Note: This Code’s provisions may differ from other relevant Codes/Policies. As a MSP UIT Access Person, you are subject to the most restrictive requirements of the Codes or Policies that are applicable to your employment in any and all instances. Morgan Stanley employees are also subject to, and must comply with, the requirements of federal securities laws.

II. Access Persons: This Code applies to employees of the Covered Entity whose position supports the MSP UIT business and meets one or more of the following criteria:

•                  Possess access to nonpublic information regarding the purchase or sale of any security for any series or future series of a MSP UIT;

•                  Participate in making securities recommendations to any series or future series of MSP UIT, or

•                  Obtain access to securities recommendations for any series or future series of MSP UIT that is classified as nonpublic information.

Employees meeting these provisions will be classified as “Access Persons” under this code and thereby must adhere to all Code provisions or more restrictive Code/Policy (dependent on the attendant facts and circumstances presented). All other employees (“Non-Access Persons”) are subject to the Code of Conduct, Wealth Management Employee Trading Policy or applicable restrictions attendant to his/her position with the Covered Entity. This Code’s provisions (and other applicable Codes/Policies) apply also to an Access Persons’ spouse, domestic partner, and/or immediate family members whom are minor children. The Code, moreover, applies to any other account over which the Access Person has any financial interest or ability, directly or indirectly, to make investment decisions (For more information, see Exhibit A attached).

III. Monitoring and Enforcement: Access Persons have the duty to act in accordance with a high degree of professionalism while ensuring their compliance with specific obligations set forth by this Code. Access Persons who discover that they have violated the Code must report any violations to the Chief Compliance Officer of the MSP UITs (referred to hereafter as “CCO”) promptly. Morgan Stanley takes its obligation to monitor the personal trading and outside investment activities of its employees seriously and, in doing so, will review account statements and other reporting information by Access Persons on a periodic basis. Any violation of this Code by Access Persons will be considered serious and may result in disciplinary action including actions resulting in the unwinding of trades, disgorgement of profits, monetary fine or censure, and suspension or termination of employment. Any violation of this Code by an Access Person must be reported promptly to the employee’s supervisor by the CCO or designee.

(3) Stand-alone policies are policies that have been developed by or for specific business units, departments or divisions within the Morgan Stanley organization. Such policies may mandate additional or more stringent requirements than other comparable policies which govern activities or all Firm employees.

IV. Accounts and Securities Covered by this Code: Unless otherwise indicated, this Code has adopted the definitions, terms and conditions established by the WM Employee Trading Policy(4) (“WMETP”) or the Global Employee Trading, Investing and Outside Business Activities Policy(5) (“GETP”), as applicable to you. Accordingly, this Code will:

•                  maintain equivalent requirements for employees of the Covered Entity, including, covering the same account types (or “Employee Securities Accounts”) as the WMETP and GETP as applicable; and

•                  permit and prohibit the same transactions identified by the WMETP and GETP as applicable.

Covered Securities: Covered Securities are securities that are subject to the pre-clearance and reporting requirements of this Code. Covered Securities generally include all equity or debt securities, including derivatives of securities (such as options, warrants and American depositary receipts), futures, commodities, securities indices, exchange-traded funds, open-end mutual funds for which MS or an affiliate acts as adviser or sub-adviser, unit investment trusts including those that are sponsored by MS or an affiliate, closed-end funds, corporate and municipal bonds, spot foreign exchange transactions (“spot fx”) and similar instruments.

Fully Managed Accounts: If an Access Person has granted full discretionary authority for an account to Morgan Stanley Wealth Management or another investment manager where the Access Person is not the manager, the account is not subject to the Blackout Period and the Pre-clearance Procedure for Covered Securities set forth below. However, all managed accounts are subject to the Access Person Acknowledgement and Reporting Requirements set forth in Section V. An Access Person may establish investment guidelines for the manager to follow; however, those guidelines may not be changed so frequently as to give the appearance that you control or are directing the account’s investments.

Excluded Accounts and Transactions: The following are examples of types of accounts that are not considered Employee Securities Accounts, provided they cannot be used as brokerage accounts to buy or sell individual securities or other financial instruments (other than bank certificates of deposits and mutual fund shares). They are not subject to the pre-clearance or reporting requirements of this Code:

•                  An open-end mutual fund accounts held directly with the fund company (provided the fund is not advised or sub-advised by Morgan Stanley (or its affiliates));

•                  Checking, savings, money market, time deposit and other deposit accounts;

•                  529 Plans, provided that the plan does not hold municipal fund securities advised or sub-advised by Morgan Stanley or its affiliates;

•                  Retirement accounts that cannot be used as traditional brokerage accounts and cannot be used to buy or sell securities, such as company sponsored 401(k) account that only permit investment in a specific list of non-affiliated mutual funds; and

•                  Cryptocurrency wallets/accounts (e.g. BitCoin) as long as they do not have brokerage capability and are not linked to an account with brokerage capability. However, any other type of participation (e.g. mining, participation in Initial Coin Offerings (ICOs), etc.) is generally prohibited and requires disclosure and pre-approval through the OBI System.

•                  Accounts and purchases made through the U.S. Treasury Direct program by direct subscription to the Federal Reserve Bank.

Employees deemed “Access Persons” by this Code (for one or multiple MSP UITs) must comply with its applicable requirements. Access Persons covered by this Code may be subject to more restrictive

(4) MSP UIT Access Persons within the Wealth Management business unit are subject to the WM Employee Trading Policy.

(5) MSP UIT Access Persons within the Legal and Compliance division are subject to the Global Employee Trading, Investing and Outside Business Activities Policy.

Code(s) or policies applicable to his/her position, business unit or region. For this reason, you should consult your supervisor or Compliance for further details.

Under the scope of this Code, MSP UITs will not be considered “Morgan Stanley securities.(6) Transactions in the MSP UITs can be subject to the specific trading considerations (including pre-clearance restrictions and holding periods) established by Morgan Stanley either globally or under departmental policy.

Blackout Period: Access Persons subject to this Code are prohibited from conducting transactions, on behalf of Employee Securities Account(s), in any security (or related security) that the Sponsor has selected for a MSP UIT portfolio during the period the portfolio composition has been formally determined (“Striking Period”) until the public announcement date of the portfolio (“Open Period”).

Pre-clearance Procedure for Covered Securities: All Access Persons who are subject to this Code must receive pre-approval for every Covered Securities transaction in their Employee Securities Account(s) maintained at or away from the Firm, with the exception of approved accounts that are fully managed. When placing order(s) in an Employees Securities Account for a trade that is subject to preclearance, Access Persons may obtain pre-approval from his/her Designated Manager using the Pre-Clearance (“TPC”) system.(7) Once approval is obtained, the trade must be completed by the close of business on the following Business Day on which approval is given. In extraordinary circumstances, Designated Manager(s) may alternatively grant Access Persons the ability to request pre-clearance authorization through use of the Employee Pre-Trade Authorization Request Form (See Exhibit B attached).

Initial Public Offerings (IPO)

Consistent with Firm policies, MSP UIT Access Persons, including their immediate family members, are prohibited from purchasing shares of equity initial public offerings (“IPO”). MSP UIT Access Persons are also prohibited from purchasing new issue debt and preferred equity that is convertible into common stock. Please see the WM Employee Trading Policy or the Global Employee Trading, Investing and Outside Business Activities Policy, as applicable to you, for more details.

Private Investments including Limited Offerings

MSP UIT Access Persons satisfy the requirement to obtain pre-approval through OBI before purchasing or participating in Private Investments by complying with the WM Private Investments Policy or the Global Employee Trading, Investing and Outside Business Activities Policy, as applicable to you. For the purpose of this Code of Ethics, Private Investments include, but are not limited to, investments in private businesses, hedge funds, private equity funds, limited partnerships, and peer-to-peer lending clubs (“Limited Offerings”).

Notwithstanding, it is within the sole discretion of the Designated Manager to determine whether additional limitations on employee trading should be imposed and may enact such limitations at any time. Designated Managers, for example, may limit an employee’s personal trading if he/she determines that the employee is trading too actively, or that the trading raises the appearance of a conflict (particularly in cases where purchases of a new securities issue is involved).(8) Designated Managers should refer to the Supervisory Responsibilities and Guidelines for Employee Trading and various Outside Activities Compliance manual for more information.

(6) The Global Employee Trading, Investing and Outside Business Activities Policy defines Morgan Stanley securities as follows: “all securities issued by Morgan Stanley, including common stock, preferred stock and debt, but excluding equity-linked and credit-linked notes, certificates of deposit and Morgan Stanley mutual funds.”

(7) The TPC system was migrated onto the EIAC portal. It can be accessed by entering “TPC” or “EIAC” into your web browser and following instructions thereafter. Refer to the TPC System User Guide for additional information.

(8) Designated Managers should refer to the Supervisory Responsibilities and Guidelines for Employee Trading and various other Compliance Department notices.

V. Access Persons Acknowledgement and Reporting Requirements: All new Access Persons must certify that they have received a copy of this Code, and have read and understood its provisions. In addition, all Access Persons must:

1.              Within 10 business days of becoming an Access Person, acknowledge receipt of the Code and any modifications thereof, which the Compliance Department or CCO shall provide to each person covered by the Code in writing (See Exhibit C for the Acknowledgement of the Code of Ethics Form).

2.              Initial Holdings Report - Within 10 business days of becoming an Access Person, the employee shall disclose in writing all information concerning all Covered Securities held in an Employee Securities Account and any existing personal brokerage relationships. (Note: Employees must also disclose any new brokerage relationships whenever established). The holdings report must be current as of a date not more than 45 (calendar) days prior to the employee becoming an Access Person. (Note: An Access Person does not need to provide an Initial Holdings Report if it would be duplicative of information already provided to Compliance.

3.              Access Persons must direct any non-Wealth Management brokers to supply, on a timely basis, duplicate copies of confirmations of all personal securities transactions. (Note: For accounts held at Morgan Stanley, this requirement is generally satisfied via automated data feeds).

4.              Quarterly Transaction Report - Within 30 days after the end of each calendar quarter, Access Persons must file a report with the Compliance Department concerning any transaction during the previous calendar quarter in a Covered Security or Affiliated Fund in which the Access Person had any direct or indirect beneficial ownership. This Quarterly Transaction Report (“QTR”) and/or attached account statements must contain:

(i)                                     Transaction date(s);

(ii)                                  Title and type of Covered Security;

(iii)                               Covered Security’s ticker symbol, CUSIP or SEDOL;

(iv)                              Interest rate and maturity date of the Covered Security (for fixed income securities only);

(v)                                 Number of shares and principal amount of each Covered Security;

(vi)                              Nature of the transaction (i.e., purchase or sale or other type of acquisition or disposition);

(vii)                           Price of the Covered Security at which the transaction was effected;

(viii)                        Name of the broker, dealer or bank which effected the transaction; and

(ix)                              Date that the report is submitted to the Compliance Department. With respect to any quarter in which an Access Person’s account was established and held any Covered Securities for the Access Person, the QTR must also contain the name of the broker, dealer or bank with whom the Access person established the account and the date the account was established.

(Note: An Access Person does not need to provide this QTR if all of this information has been included in the trade confirmation or account statements received by the Compliance Department with respect to the Access Person during the relevant reporting period.)

5.              Annual Holdings Report - Within 45 days after the end of the year, the Access Person must file an Annual Holdings Report with the Compliance Department that includes:

(i)           Title, number of shares and principal amount of each Covered Security in which the Access Person had a direct or indirect beneficial ownership;

(ii)          Name of any broker, dealer or bank with whom the Access Person maintains an account in which any are held for the direct or indirect benefit of the Access Person (and even in circumstances where the account does not hold any Covered Securities); and

(iii)         The date that the report is submitted.

(Note: An Access Person does not need to provide this Annual Holdings Report if it would be duplicative of information already provided.)

6.              Certify on an annual basis that he/she has read and understood the Code, complied with the requirements of the Code, and that he/she has pre-notified and disclosed or reported all personal securities transactions and Employee Securities Accounts which require such disclosure or reporting under this Code’s provisions.

VI. Handling of Disgorged Profits: Any amounts that are paid or disgorged by an Access Person under this Code shall be donated by the employee to charitable organization(s) in a manner directed by the Compliance Department or CCO.

VII. Confidentiality: All information obtained from any Access Person pursuant to this Code shall be kept in strict confidence except in instances in which the Covered Entity is compelled to release such information to any regulatory body.

VIII. Other Laws, Rules and Statements of Policy: Nothing contained in this Code shall be interpreted as relieving any employee subject to the Code from acting in accordance with the provisions of any applicable law, rule or regulation or, in the case of Access Persons, any statement of Code or procedure governing the conduct of such person adopted by Morgan Stanley, its affiliates and subsidiaries.

IX. Retention of Records: All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law and regulation, including a copy of this Code and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law and regulation (including the aforementioned regulations herein). The Compliance Department or CCO shall be responsible for maintaining records created under this Code.

X. Exceptions to the Code: Any exceptions to this Code must have the prior written approval of the Compliance Department or CCO of the relevant Covered Entity, or designee thereof. Any questions about this Code should be directed to the CCO.

XI. Executive Committee Review: At least annually, a written certification meeting the requirements of Section 17j-1 under the ICA shall be prepared by the CCO and presented to the Executive Committee.(9)

XII. Amendments: This Code, from time to time, may be amended by the CCO or Compliance Department. Any material amendment of this Code shall be submitted to the Executive Committee for approval in accordance with Section 17j-1 under the ICA and Rule 204A-1 under the IAA.

XIII. Code of Ethics Forms: The attachments included on subsequent pages as Exhibits A through C (“Code of Ethics Forms”) will be used to in the administration of this Code. Access Persons must read, understand and utilize the Code of Ethics Forms when necessary.

(9) Section 38a-1 of the Investment Company Act of 1940 does not require a Board of Directors in connection with the establishment of a unit investment trust. The Executive Committee of the MSSB Board of Directors of the Sponsor approves related policies and procedures including this Code.

EXHIBIT A

EXPLANATION OF BENEFICIAL OWNERSHIP

You are considered to have “Beneficial Ownership” of Securities if you have or share a direct or indirect “Pecuniary Interest” in the Securities.

You have a “Pecuniary Interest” in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

1.              Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

“Immediate family” means any child, stepchild, grandchild, parent, significant other, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.              Your interest as a general partner in Securities held by a general or limited partnership.

3.              Your interest as a manager-member in the Securities held by a limited liability company.

4.              You are a member of an “investment club” or an organization that is formed for the purpose of investing a pool of monies in the types of securities described in the Wealth Management Employee Trading Policy.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

1.              Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.              Your ownership of a vested interest in a trust.

3.              Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

The foregoing is a summary of the meaning of “beneficial ownership.” For purposes of the attached Code of Ethics, “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

EXHIBIT B

Morgan Stanley Portfolios Unit Investment Trust Series Code of Ethics:
Employee Pre-Trade Authorization Request Form

Employee Name:

Account Name (if different) and relationship to employee:

Account Number:

Name of Financial Advisor/Private Wealth Advisor:

Broker/dealer at which account is maintained (if other than Morgan Stanley):

I request permission to effect a transaction in the security as indicated below for my own account or for another account in which I have a beneficial interest or legal title, or over which I otherwise have investment discretion. I understand the approval will be effective only for a transaction executed prior to the close of business on the day following the day approval is granted. Any transaction, or portion thereof, not completed within this time frame will require a new approval request.

I certify that:

•                  I do not possess material non-public information regarding the security or the issuer of the security;

•                  I am in compliance with any conditions disclosed in the Restricted List at the time of this request;

•                  I am aware of no buy or sell orders in this security or other securities or equivalents of the same issuer pending or under consideration for any series or future series of MSP UITs; and

•                  I have read the Morgan Stanley Portfolios Unit Investment Trusts Code of Ethics (“Code”) and believe that the proposed trade fully complies with the Code’s requirements as well as the Wealth Management Employee Trading Policy.

NAME OF SECURITY	CUSIP/SEDOL NUMBER or SYBMOL	NUMBER OF SHARES OR UNITS	APPROX. PRINCIPAL AMOUNT

Check all that apply:

☐            Purchase

☐            Sale

☐            Market Order

☐            Limit Order* (Price of Limit Order:          )

Employee Signature	Date

To Be Completed By Supervisor (or Designated Manager):

☐            Approval Granted. Approval expiration is COB.

☐            Approval Denied.

Supervisor (signature and printed name)	Date

THIS COMPLETED FORM SHOULD BE KEPT BY THE APPROVING SUPERVISOR

*Limit Orders are only good for the day the transaction is approved.

EXHIBIT C

MORGAN STANLEY SMITH BARNEY LLC (“MORGAN STANLEY”)
Morgan Stanley Portfolios UNIT INVESTMENT TRUST SERIES
Acknowledgement of Code of Ethics Form

I hereby acknowledge that:

1.              I have received an electronic copy of, and have reviewed, understand and am in compliance with, the Code of Ethics (“Code”) for Morgan Stanley Portfolios Unit Investment Trust (“MSP UITs”) dated June 28, 2022, to which I am subject, including any revisions to the Code.

2.              I have disclosed and reported all Covered Securities holdings, transactions and Employee Securities Accounts which require such disclosure or reporting under this Code’s provisions.

3.              I am aware that as an MSP UIT Access Person, I must receive pre-approval for every Covered Securities transaction in my Employee Securities Account(s).

Employee Name (Print):

Signature:

Date:

Employee ID #	Date of Hire:

Job Function & Title:	Supervisor:

Location:

Floor and/or Zone:	Telephone Number:

This Acknowledgment form must be completed and returned within ten (10) business days of becoming a MSP UITs Access Person as defined in this Code or receiving a copy of a revised Code.

Please e-sign or scan and e-mail to Chris Gargano at chris.gargano@morganstanley.com.